UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDERSECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                    Commission File Number:    000-49682
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                          NEWFIELD ACQUISITION CORP.
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             (Exact name of registrant as specified in its charter)

          420 W. Wrightwood Avenue, Chicago, IL 60614, (773) 477-7359
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, Par value $.0001 per share
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             (Title of each class of securities covered by this Form)

                                      N/A
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 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box (es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)      [X]            Rule 12h-3(b)(1)(i)    [X]
      Rule 12g-4(a)(1)(ii)     [ ]            Rule 12h-3(b)(1)(ii)   [ ]
      Rule 12g-4(a)(2)(i)      [ ]            Rule 12h-3(b)(2)(i)    [ ]
      Rule 12g-4(a)(2)(ii)     [ ]            Rule 12h-3(b)(2)(ii)   [ ]
                                              Rule 15d-6             [ ]

Approximate number of holders of record as of the certification or notice date: One



Pursuant to the requirements of the Securities Exchange Act of 1934, Newfield Acquisition Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




Date:  July 12, 2008


By: /s/ Jinchuan Zhao
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Jinchuan Zhao, President